UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51485	72-1060618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 International Parkway, Suite 325, Heathrow, Florida 32746

(Address of Principal executive offices, including Zip Code)

(407) 333-7440

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Bob Vincent as Executive Vice President and Chief Financial Officer

On July 26, 2011, Robert M. Vincent resigned as Executive Vice President and Chief Financial Officer of Ruth’s Hospitality Group, Inc. (the “Company”), effective on August 8, 2011. Mr. Vincent will remain with the Company and, effective August 8, 2011, will become the Company’s Senior Vice President of Corporate Strategy, a newly created position.

(c) Appointment of Arne Haak as Chief Financial Officer

On July 28, 2011, the Company announced that Arne G. Haak will succeed Mr. Vincent as the Company’s Executive Vice President and Chief Financial Officer, effective August 8, 2011. Prior to joining the Company, Mr. Haak, 43, held a number of leadership positions with AirTran Airways (“AirTran”), a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. From 2001 to 2005, Mr. Haak served as AirTran’s director of corporate finance. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

In connection with Mr. Haak’s appointment, the Company entered into a Terms of Employment/Letter of Understanding and Salary Continuation Agreement with Mr. Haak (the “Employment Agreement”), effective August 8, 2011. The Employment Agreement is for a term of one year and will renew automatically for additional one-year terms (assuming that Mr. Haak is not otherwise in default and remains employed by the Company) unless the Company provides Mr. Haak with 60 days’ notice of non-renewal prior to the expiration of a given term. Mr. Haak’s annual base salary will be $300,000. In addition, the Employment Agreement provides that Mr. Haak may receive a discretionary bonus of up to 55% of his annual base salary, subject to budget and performance targets as determined by the Company’s Board of Directors, pursuant to the Company’s executive bonus plan. In 2011, Mr. Haak may participate in the bonus plan on a full-year basis and will receive a minimum bonus of $100,000 for the 2011 fiscal year, regardless of whether he is employed on the date such bonus is paid. Upon commencement of his employment, Mr. Haak will also receive 100,000 restricted stock units, all of which will vest on August 8, 2014 (assuming that Mr. Haak remains employed by the Company on such date).

If Mr. Haak’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (as those terms are defined in the Employment Agreement) during the employment term, then the executive will be entitled to receive (i) his base salary for twelve months after the date of such termination, (ii) twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for twelve months, (iv) twelve monthly payments of his automobile allowance, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for twelve months.

In the event that more than a majority of the current members of the Company’s Board of Directors resign or are otherwise replaced prior to August 8, 2013, and the newly comprised Board of Directors terminates Mr. Haak without “cause,” Mr. Haak is entitled to receive, in addition to the benefits set forth in the preceding paragraph, an additional payment of 50% of his annual base salary as of the date of termination. In the event that the Company is sold at any time during the term of the Employment Agreement, all of Mr. Haak’s equity awards will immediately vest.

Mr. Haak has agreed, during the term of his employment and for twelve months thereafter, not to compete with the Company or solicit any of the Company’s employees or persons with whom the Company has certain business relationships.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Employment Agreement does not purport to be complete and is qualified by reference to such exhibit.

Item 7.01. Regulation FD Disclosure.

On July 28, 2011, the Company issued a press release announcing Mr. Vincent’s appointment as Senior Vice President of Corporate Strategy and Mr. Haak’s appointment as Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the press release attached hereto as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Terms of Employment/Letter of Understanding and Salary Continuation Agreement, effective as of August 8, 2011, by and between Ruth’s Hospitality Group, Inc. and Arne G. Haak.

99.1	Press release dated July 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

/s/ John. F. McDonald, III
Date: July 29, 2011	Name: John F. McDonald, III
Title: Vice President-Legal

EXHIBIT INDEX

Exhibit No.	Description

10.1	Terms of Employment/Letter of Understanding and Salary Continuation Agreement, effective as of August 8, 2011, by and between Ruth’s Hospitality Group, Inc. and Arne G. Haak.

99.1	Press release dated July 28, 2011.